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                                 EXHIBIT 10.23
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                              MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT (the "AGREEMENT") is made and entered into as of February 17, 1994, by and between SANTA ANITA REALTY ENTERPRISES, INC., a Delaware corporation ("OWNER"), and PACIFIC GULF PROPERTIES INC., a Maryland corporation ("MANAGER").

                                    RECITALS

     A. Owner is the owner of the real properties, together with all improvements now or hereafter constructed thereon, described on EXHIBIT A attached hereto (individually, a "PROPERTY" and, collectively, the "PROPERTIES").

     B. Immediately prior to the formation of Manager and the transfer by Owner to Manager of ownership of certain properties, certain of the executive and other staff of Manager were employed by Owner and, in such capacity, were engaged in the management and operation of the Properties.

     C. Certain personnel in the employ of Owner engaged in the management of the Properties will remain in Owner's employ.

     D. Certain of the Properties are managed by unrelated joint venture partners of Owner pursuant to the terms of the partnership or joint venture agreements with such parties.

     E. To assist Owner in the transition of management and operation of the Properties, Manager has agreed to provide certain interim management functions in connection with the Properties on behalf of Owner, including maintaining the books and records of Owner and supervising Owner's Employees in connection with management and operation of the Properties, upon the terms and conditions set forth herein.

     NOW THEREFORE, Owner and Manager agree as follows:

                                   ARTICLE 1
                                     AGENCY

     Owner hereby appoints Manager as the manager of the Properties, and Manager hereby accepts such appointment, upon the terms set forth herein. This appointment is subject and subordinate to any existing management agreements with any unrelated third party for any of the Properties (an "EXISTING
MANAGER").   The parties agree that certain employees of Owner currently engaged in management of the Properties shall remain employees of Owner, and shall remain engaged in their respective capacities, but shall be subject to the supervision and direction of Manager. These employees are identified on EXHIBIT C attached hereto (the "OWNER'S EMPLOYEES").

                                   ARTICLE 2
                               TERM OF AGREEMENT

     The term of this Agreement (the "TERM") shall commence on February 18, 1994 (the "COMMENCEMENT DATE") and shall continue for a period of one (1) year thereafter, unless sooner terminated as provided in Article 3 below.

                                   ARTICLE 3
                                  TERMINATION

          3.1 TERMINATION FOLLOWING SALE OF A PROPERTY. In the event Owner sells, conveys, exchanges or otherwise transfers a Property, Owner may elect to terminate this Agreement as to such

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Property by written notice to Manager, with such termination to be effective concurrently with such transfer. The termination of this Agreement pursuant to this Section 3.1 with respect to any Property shall not alter the effectiveness of this Agreement with respect to any other Property.

          3.2 TERMINATION WITH NOTICE. Owner shall have the right to terminate this Agreement for any reason during the term hereof upon thirty (30) days prior written notice to Manager.

          3.3 TERMINATION OF PARTICULAR DUTIES. Owner shall have the right to terminate this Agreement as to any of the particular duties of Manager set forth herein upon ten (10) days prior written notice to Manager. The termination of any particular duties of Manager under this Agreement pursuant to this Section
3.3 shall not alter the effectiveness of this Agreement with respect to any other duties of Manager set forth herein.

          3.4 FINAL ACCOUNTING. Upon termination of this Agreement with respect to any Property, Manager shall deliver to Owner:

          (a) a final accounting, setting forth the balance of income and expenses of such Property as of the date of termination, to be delivered within thirty (30) days after such termination;

          (b) any balance of funds of Owner or tenants applicable to such Property which are in the possession or control of Manager, to be delivered upon the effective date of such termination; and

          (c) all records, contracts, leases, receipts for deposits, unpaid bills, keys, paid invoices, tenant correspondence files and other papers or documents which pertain to such Property which are in the possession or control of Manager, to be delivered no later than the date of such termination. Manager may, at its expense, retain copies of any of the foregoing documents (excluding keys) for its records.

          3.5 CONTINUED OBLIGATIONS OF OWNER. Upon the termination of this Agreement with respect to any Property for any reason, Owner shall remain obligated to Manager for any unpaid Fees earned by Manager pursuant to Section
10.1 through the date of termination, which Fees shall be paid to Manager within twenty (20) days after the effective date of such termination.

                                   ARTICLE 4
                       BUDGETS, ACCOUNTING AND REPORTING

          4.1 BUDGET. A budget for each Property and for all combined operations of Owner for the period commencing on the Commencement Date and ending on December 31, 1994, has been previously prepared by Manager and approved by Owner. With respect to the calendar year beginning on January 1, 1995, Manager shall assist Owner in the preparation of a proposed budget for each Property for the promotion, operation, repair and maintenance of such Property and for all combined operations of Owner for the forthcoming year commencing on January 1 and ending on December 31 (the "APPROVED BUDGET"). Each proposed budget shall include a current year forecast of operating revenues and expenses for each applicable Property and for all combined operations of Owner. Owner may, from time to time, upon written notice to Manager, modify the discretionary components of any Approved Budget.

          4.2 OPERATION IN ACCORDANCE WITH BUDGET. Manager shall use its best efforts to assist Owner in the operation of the Properties so that the actual costs of maintaining and operating each Property do not exceed the amounts agreed upon in the Approved Budget. Any material change to an Approved Budget which are within Manager's reasonable control shall be subject to the prior written approval of Owner in its sole discretion. All expenses must be charged to the proper account on an

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Approved Budget and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of any accounting category. Manager shall not, without the prior written approval of Owner (a) disburse any amounts attributable to items not reflected in an Approved Budget, except in the case of an emergency situation threatening imminent injury to persons, damage to property or interruption of essential services to tenants, or (b) make any expenditure which will cause either a total Approved Budget to be exceeded or the amounts allocated to the any individual category in such Approved Budget to be exceeded.

          4.3 BOOKS OF ACCOUNT. Manager shall establish and maintain adequate and separate books and records for each Property with entries supported by supporting documentation sufficient to allow Owner to ascertain their accuracy. Unless otherwise directed by Owner, such books and records shall be maintained by Manager and made available to Owner at any time upon request of Owner. Manager shall maintain and safeguard such books and records at Manager's office or at such other location as may be approved by Owner.

          4.4  FINANCIAL REPORTS.

          (a) MONTHLY PROPERTY REPORTS. Manager shall prepare and deliver to Owner no later than the thirtieth (30th) day following each calendar month, in customary form, a statement of income and expenses for each Property for the preceding month, prepared on a cash basis and accompanied by supporting summaries of adjusting journal entities, bank reconciliations applicable to the most recent statements prepared by the banks handling the funds of such Property, an analysis of prepaid rent, if any, for such Property and such other financial statements or reports as Owner may reasonably require. Manager shall notify Owner, on a monthly basis, of all rental arrearages that in its judgment are properly written off as uncollectible.

          (b) MONTHLY CORPORATE REPORTS. Manager shall prepare and deliver to Owner no later than the thirtieth (30th) day following each calendar month, in customary form, a statement of profit and loss and a balance sheet for all Owner's operations for the preceding month, prepared on an accrual basis in accordance with generally accepted accounting principles.

          (c) ANNUAL REPORTS. Manager shall prepare and deliver to Owner no later than May 1, 1994, in customary form, a statement of profit and loss and a balance sheet for all Owner's operations for the preceding year, prepared on an accrual basis in accordance with generally accepted accounting principles. In addition, no later than April 1, 1994, Manager shall prepare customary work sheets and schedules for use by Owner's independent auditors in the preparation of the annual audited financial statements of Owner.

          (d) CORPORATE FILINGS. Manager shall assist Owner in the preparation of all filings required under applicable federal and state securities laws in connection with Owner's operations, including Owner's annual 10-K and quarterly 10-Q reports, in such time as to ensure the timely and complete filing of such reports and information.

          (e) EXTENSION OF TIME. The time for performance by Manager of any duty imposed by this Section 4.4 shall be extended for any period of time attributable to delay in obtaining required information or reports from any of the Existing Managers.

          4.5 SUPPORTING DOCUMENTATION. As additional supporting documentation for the financial statements and reports required under Section 4.4, to the extent maintained by Manager at Owner's request, if requested by Owner, Manager shall make available to Owner with respect to each Property, (a) all bank statements and bank deposit slips; (b) detailed cash receipts and disbursement records; (c) detailed trial balance for receivables and payables and billed and unbilled revenue items; (d) paid

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invoices; (e) appropriate details of accrued expenses and property records; and
(f) information necessary for preparation of Owner's tax returns, including a description and statement of amounts expended in connection with repairs, capital improvements, taxes, leases and professional fees. In all events, Manager shall provide to Owner supporting documentation for time charges of Manager's employees engaged in providing services under this Agreement.

          4.6 TAX RETURNS OF OWNER. Manager shall assist Owner in the preparation of all federal and state income tax returns required in connection with Owner's operations.

                                   ARTICLE 5
                             OWNER'S RIGHT TO AUDIT

          5.1 RIGHT TO AUDIT. Owner, or its designees, may examine all books, records and files maintained by Manager in connection with the Properties, if
any.   Owner may perform any audit or investigation relating to Manager's activities in connection with the Properties.

                                   ARTICLE 6
                          LEASING AND SALES ACTIVITIES

          6.1 MANAGER'S LEASING AND SALES OBLIGATIONS. To the extent such activities are not properly within the purview and responsibility of an Existing Manager for a Property, Manager shall supervise the efforts of Owner's Employees to lease or, as Owner may from time to time direct, sell each of the Properties. Except for the Fee set forth in Section 10.1, Manager shall receive no leasing or sales fee or commission. Manager's obligations in connection with leasing and sales of the Properties, to the extent such activities are not properly within the purview and responsibility of an Existing Manager for a Property, shall include the following:

          (a) Manager shall assist Owner in the hiring of third party brokers or leasing agents to undertake the rental of all rental space within the Properties which are vacant during the term of this Agreement.

          (b) Manager shall supervise and assist Owner's Employees in connection with negotiation of renewals of leases with existing tenants in any of the Properties.

          (c) In leasing any portion of any Property, Manager shall utilize only a standard lease form approved by Owner for such type of property, with no material modifications thereto, and shall submit recommended leases to Owner for execution, accompanied by a summary of all material deviations from the approved standard form of lease for the Property. Manager shall require each prospective tenant to submit financial information sufficient to allow Manager to verify the ability of such prospective tenant to perform its obligations under its lease.

          (d) Manager shall from time to time, but not less often than once per calendar quarter, submit to Owner, for its approval, recommended rental rates for each Property. Owner shall, at its option, give written notice of its approval of such recommendations or of such other rental rates which Owner desires to establish for any Property or Properties. The failure by Owner to notify Manager, in writing, of its approval or disapproval of such recommended rental rates shall be deemed to be Owner's approval thereof. In no event shall Manager deviate from the rental rates established by Owner for the Properties, unless approved by Owner.

          (e) Manager shall assist Owner in selling all or any portion of any Property as directed by Owner, including the hiring of third party brokers or sales agents in connection with such proposed sales. Manager shall assist or, if requested by Owner, act as Owner's representative, in

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negotiating the terms of such sale; provided, however, that the final terms of any such sale, and the form of the purchase agreement, shall be subject to Owner's approval and execution.

                                   ARTICLE 7
                            MANAGEMENT OF PROPERTIES

          7.1 DUTIES OF MANAGER; STANDARDS. To the extent such activities are not properly within the purview and responsibility of an Existing Manager for a Property, Manager shall supervise Owner's Employees in the management and maintenance of the Properties in an efficient and professional manner consistent with the standards currently in effect for such Property and in accordance with recognized standards of the property management industry and in compliance with such standards and practices as are prevalent in the geographic area where the applicable Property is located, having due regard for the age and physical condition of such Property. In addition, Manager shall review and advise Owner in respect of management, leasing and operation of each Property managed by an Existing Manager, including review and analysis of reports prepared by such Existing Manager.

          7.2 COLLECTION OF INCOME. Manager shall collect and identify, or assist Owner's Employees in the collection and identification of, all rental income and other income due Owner from services provided to tenants or the public, including the use of parking, storage, and vending or any other machines. All funds received by Manager for or on behalf of Owner shall be deposited in a bank designated by Owner in the applicable Revenue Account.

          7.3 PROPERTY MAINTENANCE. Manager shall supervise Owner's Employees to ensure the making of all ordinary repairs and alterations of the Properties, subject to and within the limitations of the Approved Budget for the applicable Property.

          7.4 CAPITAL IMPROVEMENTS. Manager shall supervise Owner's Employees in connection with all capital improvements to the Properties pursuant to plans and specifications approved by Owner, as are included in the applicable Approved Budget or are otherwise approved by Owner, as well as all remodeling and refurbishing of tenant premises as approved by Owner in connection with the requirements of tenant leases. Manager shall make recommendations, select contractors and follow such bid procedures as are required by Owner in writing from time to time and shall supervise all such work to obtain compliance with contract requirements and applicable law.

          7.5 MAINTENANCE. Manager shall supervise Owner's Employees to ensure that all required utility services and other operation, landscaping and maintenance services are provided to the Properties. Manager shall supervise Owner's Employees to ensure the purchase and maintenance at or for each Property of all necessary supplies. Owner shall be credited with any rebates, refunds, allowances and discounts allowed to Manager in connection with the purchase of such supplies and services.

          7.6 SERVICE CONTRACTS. All contracts for services or supplies in connection with any of the Properties shall be reviewed and recommended for execution by Manager, and shall include a provision for early termination in the event of a sale or exchange of a Property by Owner. Manager shall advise Owner if any recommended contract which would cause the total Approved Budget or the amounts allocated to major categories to exceed the limits set forth in the Approved Budget. If directed by Owner, Manager shall execute such contracts on behalf of Owner as its attorney-in-fact.

          7.7 PAYMENT OF EXPENSES. If requested by Owner, Manager shall pay from the applicable Operating Account all operating expenses of the Properties, and all bills for payments due under mortgages and ground leases with respect to each Property, all real estate, personal property and improvement taxes and assessments due with respect to each Property and insurance premiums for

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insurance coverage carried by Owner with respect to each Property.  Owner shall be responsible for prosecuting the appeal of any property tax assessment for any Property and the payment of all costs incurred in connection therewith; provided, however, that if requested by Owner, Manager shall assist Owner in connection with any such appeal. Notwithstanding the foregoing, Manager's responsibilities under this Section 7.7 shall not extend to matters requiring any expenditure of funds unless such funds are provided by Owner.

          7.8 NOTICES. Subject to the other provisions of this Agreement, at Owner's expense, Manager shall use its best efforts to advise Owner of all actions required to comply with all Federal, State and municipal laws, ordinances, regulations and orders related to the leasing, use, operation, repair and maintenance of the Properties, including state or federal fair housing laws, rules and regulations, and the rules, regulations or orders of the applicable local Board of Fire Underwriters or other similar body. Manager shall, if requested by Owner, direct and supervise the prompt cure of any violation of any such law, ordinance, rule, regulation or order, at Owner's expense. Manager shall furnish to Owner, upon receipt by Manager, each notice or order affecting a Property, including any notice from any taxing or other governmental authority and notice of violation of any requirement or order issued by any Board of Fire Underwriters or other similar body against a Property or Owner, any notice of default or otherwise from the holder of any mortgage or deed of trust on, or any notice of renewal, termination or cancellation of any insurance policy for, a Property. Notwithstanding the foregoing, Manager's responsibilities under this Section 7.8 shall not extend to matters requiring the expenditure of funds unless such funds are provided by Owner.

          7.9 PERMITS AND LICENSES. Manager shall, at Owner's expense, arrange for the obtaining and renewal of all business licenses affecting the Properties.

          7.10 CONSULTANTS. Manager shall, at Owner's expense, engage counsel and cause such legal proceedings to be instituted and prosecuted in an expeditious manner as may be necessary to enforce payment of rent and compliance with leases with respect to, or to dispossess tenants from, any Property. Manager shall use legal counsel approved by Owner to institute such actions and all settlement negotiations.

          7.11 FINANCING OF PROPERTIES. Manager hereby agrees, as directed by Owner, to act as Owner's representative in negotiations with financial institutions and other lenders in connection with the acquisition, negotiation and administration of financing for any Property. Manager agrees that, with respect to the Medical Office Building identified on EXHIBIT A, the foregoing activities by Manager shall be at no cost to Owner. Manager further agrees to assist Owner in any negotiation of renewals, extensions or new bank lines of credit for Owner's operations.

          7.12 ARCADIA PROPERTY. If requested by Owner, Manager shall assist Owner in the preparation and analysis of a plan of development for the Property (the "Arcadia Property") set forth on EXHIBIT B hereto.

                                   ARTICLE 8
                                 BANK ACCOUNTS

          8.1 REVENUE ACCOUNT. Manager shall deposit all income and other funds collected by Manager, if any, from the operation of the Properties in a special bank account established by Owner (the "REVENUE ACCOUNT") in the name of Owner or as Owner may designate. Manager shall have no authority to withdraw funds from the Revenue Account.

          8.2 OPERATING ACCOUNT. Owner shall establish a bank account with respect to each or all of the Properties, which account (the "OPERATING ACCOUNT") shall be used for the payment of all costs and

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expenses of Owner in connection with the Properties. Manager shall have the authority to withdraw funds from the Operating Account to fulfill its obligations under this Agreement, but shall otherwise have no right, title or interest in such funds. Following written notification from Manager of projected cash requirements for the respective Property, Owner shall maintain in the Operating Account an amount sufficient to pay all budgeted expenses for each month in a timely manner. Manager shall pay from the Operating Account the operating expenses of the respective Property and any other required payments applicable to such Property, as set forth in this Agreement.

          8.4 SECURITY DEPOSIT ACCOUNT. If applicable law requires a segregated account for tenant security deposits, Manager shall advise Owner who shall open with respect to the Properties a separate interest bearing account (the "DEPOSIT ACCOUNT") in Owner's name at a bank selected by Owner. Manager shall deposit all security deposits which it receives on behalf of Owner, if any, in such Deposit Account in accordance with applicable law. Manager shall maintain for Owner detailed records of all security deposits for each Property.

          8.5 CHANGE OF BANKS. Owner may change a depository bank or any depository arrangements.

                                   ARTICLE 9
                                   INSURANCE

          9.1 INSURANCE. Manager shall assist and advise Owner with respect to obtaining all insurance required hereunder. All insurance described under this
Article 9 shall be maintained with insurance carriers licensed and approved to do business in the state in which the applicable Property is located, having a general policyholders' rating of not less than an "A" and financial rating of not less than "X" in the most current Best's Insurance Report. In no event shall such insurance be terminated or allowed to lapse prior to termination of this Agreement or such longer period as may be specified herein, unless such terminated or lapsed insurance is immediately replaced by substitute insurance meeting the requirements of this Article 9. Each policy shall be subject to approval by Owner.

          9.2  REQUIRED POLICIES.

          (a) WORKERS' COMPENSATION INSURANCE. Workers' Compensation Insurance, including Employer's Liability, at a minimum limit approved by Owner, for all Owner's Employees. Such insurance shall be in accordance with the requirements of the applicable State Workers' Compensation Insurance Laws in effect from time to time.

          (b) COMPREHENSIVE GENERAL LIABILITY INSURANCE. Comprehensive General Liability Insurance on an "occurrence" basis, with acceptable deductibles, with a combined single limit for bodily injury and property damage approved by Owner, covering Operations, Independent Contractors, Products and Completed Operations, Contractual Liability, Broad Form Property Damage, Severability of Interest and Cross Liability clauses, Personal Injury for Groups of Offenses A, B, and C with exclusion (c) deleted, and Explosion, Collapse and Underground hazards (X,C,U). The limits of liability of the insurance coverage specified in this Section 9.2(b) may be provided by any combination of primary and excess liability insurance policies. The Comprehensive General Liability Insurance shall, on a primary basis, name Manager as an additional insured for claims.

          (c) AUTOMOBILE LIABILITY INSURANCE. Owned, hired and non-owned automobile liability insurance covering all use of all automobiles, trucks and other motor vehicles utilized by Owner, with a combined single limit for bodily injury and property damage approved by Owner in each such policy.

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          (d)  COMPREHENSIVE CRIME INSURANCE.  If requested by Owner, either a policy of comprehensive crime insurance or a fidelity bond in an amount not less than Fifty Thousand Dollars ($50,000) per occurrence for any of Manager's employees and Owner's Employees who may handle funds or property in connection with any of the Properties to provide coverage to protect Owner.

          (e) ALL RISK INSURANCE. "All Risk" Insurance covering loss or damage to the Properties, with such deductibles as Owner shall determine in its sole discretion. arising out of Owner's negligence.

          9.3 COMPLIANCE WITH REPORTING PROCEDURES. Manager shall comply with Owner's accident reporting procedures, which may be modified from time to time upon written notice to Manager; shall notify Owner immediately upon learning of any loss, damage or injury occurring on any Property; and shall not take any action (such as an admission of liability) which might bar Owner from obtaining any protection afforded by any insurance policy of Owner or which might prejudice Owner in defending a claim based on any loss, damage or injury. Manager shall cooperate with Owner in the disposition of claims, including furnishing all available information to Owner and Owner's insurers.

          9.4 WAIVER OF SUBROGATION. Owner and Manager hereby waive all rights against each other for damages caused by fire and other perils and risks to the extent covered by policies of insurance required to be maintained hereunder.

          9.5 INSURED. Each policy of insurance required hereunder shall include the following definition of the named insured: "Santa Anita Realty Enterprises, Inc., a Delaware corporation, and its officers, directors, agents, servants, employees, divisions, subsidiaries, partners, shareholders and affiliated companies, as named insureds." In addition, each policy of insurance required hereunder shall include as a co-insured party Manager and its officers, directors, agents, servants, employees, divisions, subsidiaries, partners, shareholders and affiliated companies.

          9.6 COSTS OF INSURANCE. The cost of all insurance required to be carried by this Agreement shall be borne by Owner and any premiums for such insurance paid by Manager, if any, shall be reimbursed by Owner to Manager promptly upon demand. The premiums for Worker's Compensation Insurance attributable to and covering Manager's officers, directors or personnel shall be borne by Manager.

          9.7 CLAIMS PROCEDURES. In the event an incident occurs or any legal action or other claim (a "THIRD PARTY CLAIM") is asserted by a third party against Owner as the result of an alleged injury or loss sustained on the Properties during the term hereof, Manager shall, promptly after receipt of actual knowledge of such Third Party Claim, investigate same and submit a report to Owner in accordance with Owner's accident reporting procedures. All costs of the investigation, settlement and defense of any claim, and any judgments and other costs related to any such claim shall be borne by Owner, to the extent not borne by the insurer.

          9.8 INSURANCE AUDIT; REFUNDS. Any insurance dividends earned or returned premiums applicable to the policies required to be carried hereunder at Owner's expense shall be refunded by Manager to Owner immediately upon receipt thereof.

                                   ARTICLE 10
                            COMPENSATION OF MANAGER

          10.1 FEES. Manager shall be paid monthly during the term hereof a fee (the "Management Fee") equal to the hourly rate of each of Manager's employees multiplied by the number of hours spent by such employees in connection with the performance of Manager's duties hereunder during said month, except to the extent expressly provided otherwise in this Agreement. The applicable hourly rates are

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set forth on EXHIBIT D attached hereto. Manager's monthly reports shall identify by Property the time spent by each of Manager's employees in performing its duties under this Agreement.

          10.2 PAYMENT. The Fee payable pursuant to Section 10.1 shall be calculated and paid monthly and such amounts shall be shown in Manager's submission of its monthly accounting to Owner. Manager is hereby authorized to debit the Fee directly from the Operating Account. In the event there shall not be sufficient funds in a respective Operating Account to pay the Fee, Owner shall promptly pay to Manager, upon submission of Manager's monthly accounting, any such amounts due to Manager.

          10.3 FEE LIMITATION. Notwithstanding any provision to the contrary contained in this Agreement, in the event that the loss incurred by Owner in connection with the sale of certain real properties to Manager pursuant to the terms of that certain Purchase and Sale Agreement dated as of November 15, 1993 (the "Purchase and Sale Agreement"), including the Baldwin Loss, exceeds Eleven Million Dollars ($11,000,000), Manager shall have no right to receive any compensation under the terms of this Agreement until such time as the Management Fees due hereunder equal the amount by which the loss exceeds Eleven Million Dollars (the "EXCESS LOSS"), and the Management Fees shall be payable only to the extent that they exceed the amount of the Excess Loss. If Management Fees are paid pursuant to this Article 10 prior to the time that the Excess Loss is finally determined, Manager shall return any such Management Fees to the extent the Excess Loss as determined exceeds the amount of any unpaid Management Fees. For purposes of this Section 10.3, Baldwin Loss means a loss incurred by Owner in connection with the sale of certain real properties to Manager pursuant to the Purchase and Sale Agreement resulting from the failure of the Baldwin Closing Date (as such term is defined in the Purchase and Sale Agreement) to occur, but only if the conditions to such Baldwin Closing Date have been satisfied, or, if they have not been satisfied, the failure to satisfy any such condition is due to a material breach of a representation, warranty or covenant under the Purchase and Sale Agreement by Manager.

                                   ARTICLE 11
                              PAYMENT OF EXPENSES

          11.1 NON-REIMBURSABLE COSTS. The following expenses or costs incurred by or on behalf of Manager in connection with the management and leasing of any Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

          (a) cost of electronic data processing hardware and software, including repair and maintenance expenses related thereto, located at Manager's office and used for preparation of reports, information and returns to be prepared by Manager under the terms of this Agreement; and

          (b) cost of electronic data processing provided by computer service companies for preparation of reports, information and returns to be prepared by Manager under the terms of this Agreement.

                                   ARTICLE 12
                               GENERAL PROVISIONS

          12.1 INDEPENDENT CONTRACTOR. It is expressly understood and agreed that Manager will act as an independent contractor in the performance of its duties and responsibilities set forth in this Agreement. No provisions hereunder shall be intended to create a partnership or a joint venture between Owner and Manager with respect to any Property or otherwise, and neither party shall have the power to bind or obligate the other party, except as expressly set forth in this Agreement.

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          12.2  INDEMNIFICATION.  Owner hereby agrees to indemnify, defend and hold Manager and its officers, directors, agents, servants, employees, divisions, subsidiaries, partners, shareholders and affiliated companies (collectively, the "INDEMNIFIED PARTIES") harmless from and against all damage, loss, liability, claim or expense incurred by reason of the performance of Manager's obligations and duties under and in accordance with the terms and conditions of this Agreement.

          Owner further agrees to indemnify, defend and hold the Indemnified Parties harmless from and against all damage, loss, liability, claim or expense arising out of or incurred by the Indemnified Parties as a result of (i) the past, present or future presence of any Hazardous Substance on, under or above the Property, whether by means of a release of Hazardous Substance upon the Property or the migration of Hazardous Substances from adjacent properties, and
(ii) any violation of any law, rule or regulation, whether now existing or hereafter established relating to Hazardous Substances or the environment, and relating to the Property or the activities carried out upon the Property. "HAZARDOUS SUBSTANCES" shall mean any chemical, substance, material, object, condition, waste, living organism, or combination thereof which is or may be hazardous to human health or safety or to the environment due to its ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, radioactivity, mutagenicity, infectiousness, reproductive toxicity, or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls, and all other chemicals, substances, materials, objects, conditions, wastes, living organisms, or combinations thereof which are now listed, defined or regulated in any manner by any law, rule or regulation protecting health or the environment and based upon, directly or indirectly, such properties or effects.

          12.3 NOTICES. All notices, demands and reports provided for in this Agreement shall be in writing and shall be personally served or sent by certified mail, postage prepaid and return receipt requested, to the parties at their respective addresses for notice set forth following their signatures to this Agreement or to such other address as either may provide to the other by written notice. For purposes of this Agreement, notices will be deemed to have been "given" upon personal delivery thereof or three (3) business days after having been deposited in the United States mail, postage prepaid and properly addressed.

          12.4 BROKERS. Manager shall cooperate with any leasing or sales broker retained by Owner to permit the broker to exhibit the subject Property during reasonable business hours. At Owner's request, Manager's duties shall also include, but shall not be limited to, using diligent efforts to obtain, at Owner's expense, tenant estoppel certificates from tenants within such Property.

          12.5 ATTORNEYS' FEES. In any judicial action between the parties to enforce any of the provisions of this Agreement or any right of any party under this Agreement, regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees (including fees and charges attributable to legal assistants or other non-attorney personnel performing services under the supervision of an attorney), incurred by the prevailing party.

          12.6 ASSIGNMENT. Manager may not voluntarily or involuntarily, directly or indirectly, sell, assign, hypothecate, pledge or otherwise transfer or dispose of all or any portion of its interest in this Agreement to any third party without the prior written consent of Owner, which may be withheld in Owner's sole and absolute discretion. Any such attempted sale, assignment, hypothecation, pledge or other transfer without such consent shall be void.

          12.7 AMENDMENTS. All amendments to this Agreement shall be in writing and executed by Owner and Manager.

          12.8 ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto and made a part hereof comprise the entire agreement of the parties with respect to the transaction described herein.

          12.9 GOVERNING LAW. This Agreement is executed and shall be governed by and construed in accordance with the laws of the State of California.

          12.10 THIRD-PARTY DISPUTES. Should any claim, demand, action or other legal proceeding arising out of matters covered by this Agreement be made or instituted by any third party against a party to this Agreement, the other party to this Agreement shall furnish such information and reasonable assistance in defending such proceeding as may be reasonably requested by the party against whom such proceeding is brought. The requesting party shall pay the reasonable and customary expenses incurred by the other party in complying with any such request.

          12.11 CONFLICTS. Manager shall at all times disclose to Owner conflicts of interest relating to the performance by Manager of its duties, responsibilities and actions pursuant to this Agreement. Without limiting the generality of the foregoing, Manager shall disclose any affiliation of Manager with any vendor rendering services or supplying materials to any Property. Any contract with such a vendor shall be entered into on an arms-length basis and for fair market value. Manager shall disclose to Owner any conflict-of-interest in connection with Manager's negotiations with prospective tenants or vendors of any Property.

          12.12 GIFTS. Manager agrees not to accept any "gift" from vendors employed in connection with any Property, other than gratuities of nominal value received in the ordinary course of business. Manager shall not, on Owner's behalf or in connection with the services being rendered under this Agreement, provide any "gift" to or otherwise entertain any "public official" or any other person required under California law to file a Statement of Economic Interest. The term "public official" means every member, officer, employee or consultant of a state or local agency. The term "gift", as used herein, includes any service or merchandise of any kind, discounts on merchandise or services, meals and other entertainment expenses and all other transfers of cash or any other item of value. Under no circumstances shall Owner be deemed to have waived the provisions of this Section as to a specific gift unless the waiver is in writing and signed by two (2) authorized officers of Owner.

          12.13 CONFIDENTIALITY. Manager shall hold confidential any information which Manager receives in connection with the performance of its obligations hereunder and which concerns Owner or its operations or business and shall not disclose all or any portion of such information to any third party, except for such disclosures as are necessary to perform Manager's obligations hereunder or are required by law, any governmental agency or by any proposed lender or mortgagee of any Property.

          12.14 SUBORDINATION TO MORTGAGES. Manager acknowledges and agrees that it has no right, title or interest in any Property, and its rights hereunder are expressly subordinate to the right, title and interest of the holder of any mortgage or deed of trust encumbering any such Property, whether the lien of such mortgage or deed of trust attaches to such Property before or after the execution or effectiveness of this Agreement. Manager agrees to acknowledge any assignment by Owner of the Property Income to any lender as security for a loan by such lender to Owner. In the event that any Property is transferred as a result of a foreclosure of any mortgage or deed of trust covering such Property or pursuant to a deed in lieu of foreclosure, Manager may, at its sole option, at any time thereafter, terminate this Agreement by written notice of termination to the then owner of such Property.

          12.15  HAZARDOUS SUBSTANCES.

          (a) To the extent such activities are not properly within the purview and responsibility of an Existing Manager for a Property, Manager shall take all steps necessary or appropriate to supervise

Owner's Employees to: (i) ensure that spills or dumping of Hazardous Substances that occur on any Property are reported to agencies and cleaned up in accordance with applicable regulatory requirements; (ii) inform Owner immediately of any spills or dumping of Hazardous Substances that occur on any Property; and (iii) establish and maintain a recordkeeping system for information concerning Hazardous Substances on any Property.

          (b) In the event Manager discovers the existence of any Hazardous Substances on any Property, Manager shall immediately notify Owner. Manager shall immediately notify Owner of any notice received by Manager from any governmental authority of any actual or threatened violation of any applicable laws, regulations or ordinances governing the use, storage or disposal of any Hazardous Substances and shall assist with Owner in responding to such notice and correcting or contesting any alleged violation.

          (c) If the presence, use or on-site or off-site disposal or transport of Hazardous Waste on, to, under, from or about such Property results in any spills or releases any injury to any person, or any injury or damage to such Property, or if Manager, Owner, or any governmental entity reasonably suspects that any such spills, injury or damage has occurred or is likely to occur, Manager shall promptly: (i) notify Owner; (ii) if such spill, injury or damage has occurred, assist Owner to obtain all permits and approvals necessary to remove such Hazardous Waste or otherwise remedy any suspected problem; (iii) if such spill, injury or damage has occurred, assist Owner in supervising the removal of such Hazardous Substances and remedy any associated problems by appropriate consultants or contractors, in accordance with applicable legal requirements and good business practices; and (iv) if such spill, injury or damage is likely to occur, assist Owner in taking all measures reasonably necessary to prevent such spill, injury or damage.

          (d) Manager shall have no authority or control to make decisions on behalf of Owner concerning (i) the use of Hazardous Substances upon the Property, (ii) the disposal of Hazardous Substances generated upon the Property or that become located upon the Property, or (iii) the clean-up and abatement of Hazardous Substances from the Property. All decisions concerning the foregoing activities shall be made by Owner and any assistance that Manager provides to Owner in implementing such decisions shall be solely administrative in nature.

          12.16 PROPOSITION 65 COMPLIANCE. Manager shall supervise Owner's Employees to assist Owner in complying with the terms of Section 25249.5 et seq. of the California Health and Safety Code and all rules and regulations promulgated pursuant thereto, as such statute, rules and regulations may
hereafter be amended ( "PROPOSITION 65").   Manager shall, promptly upon receipt
of knowledge thereof, notify Owner of the existence on the site of any Property of any "hazardous substance" (as defined under Proposition 65), notice of the existence of which has not been given to tenants of such Property.

          IN WITNESS WHEREOF, Owner and Manager have executed this Management Agreement as of the day and year first above written.


MANAGER:

PACIFIC GULF PROPERTIES INC.,
a Maryland corporation



By:  /s/ GLENN L. CARPENTER
     ------------------------
     Glenn L. Carpenter
     President



Address for Notice:

363 San Miguel Drive
Suite 100
Newport Beach, CA 92660-7805
Attn: Glenn L. Carpenter

OWNER:

SANTA ANITA REALTY ENTERPRISES, INC., a Delaware corporation



By:  /s/ GLENN L. CARPENTER
     ----------------------------
     Glenn L. Carpenter
     Its:  President



Address for Notice:

285 West Huntington Drive
Post Office Box 808
Arcadia, CA 91066-0808
Attn:  Stephen F. Keller

                                   EXHIBIT A

                         DESCRIPTION OF THE PROPERTIES

REGIONAL SHOPPING CENTERS:

     Santa Anita Fashion Park  Property (approximately 73 acres) is leased to a
     Acadia, California        partnership (Anita Associates) in which Owner
                               holds a fifty percent (50%) limited partnership interest. A 1,200,000 sq. ft. regional shopping center was developed by and is managed by The
                               Hahn Company, on behalf of Hahn-UPI, the managing partner of the partnership. The landlord's interest in the ground lease is held by Owner.

     Towson Town Center        Property consists of a 950,000 sq. ft. regional
     Towson, Maryland          shopping center developed by a partnership (H-T
                               Associates) with The Hahn Company, in which Owner holds a thirty-two and one-half percent (32.5%) interest. The shopping center is managed by The
                               Hahn Company, as managing partner of the partnership.

     Joppa Associates          Property is a 240,000 sq. ft. retail building
                               adjacent to the Towson Town Center. The Property is owned by a partnership (Joppa Associates) with The Hahn Company in which Owner holds a one-third
                               (33.33%) interest. The property is managed by The
                               Hahn Company, as managing partner of the partnership.

SHOPPING CENTERS:

     Yorba Linda, California   Property consists of a 66,000 sq. ft.
                               neighborhood shopping center owned and managed by Owner.

     Orange, California        Property consists of a 21,000 sq. ft.
                               neighborhood shopping center owned and managed by Owner.

     Encinitas, California     Property consists of a 79,000 sq. ft.
                               neighborhood shopping center owned and managed by Owner.

     Phoenix, Arizona          Property consists of a 25,000 sq. ft.
     Tatum and Thunderbird     neighborhood shopping center owned and managed
                               by Owner.


     Phoenix, Arizona          Property consists of a 31,000 sq. ft.
     28th and Indian School    neighborhood shopping center owned and managed
                               by Owner.


     Phoenix, Arizona          Property consists of a 74,000 sq. ft.
     67th and Indian School    neighborhood shopping center owned and managed
                               by Owner.


OFFICE BUILDINGS:

     Santa Ana, California     Property consists of a 166,000 sq. ft. office
     Civic Center Plaza        building owned by Owner.
     Towers

     Upland, California        Property consists of a 37,000 sq. ft. office
                               building owned by Owner.

     Medical Office Building   Property consists of a 72,000 sq. ft. medical
                               office building owned by Owner.


INDUSTRIAL PARK:

     Baldwin Industrial Park Property consists of 623,000 sq. ft. of leasable Baldwin Park, California industrial space owned by Baldwin Industrial
                               Properties, Ltd., a limited partnership in which Owner has a 50% interest. (Which property is currently managed by William T. Grant
                               Corporation, the managing general partner of the limited partnership.)

                                   EXHIBIT B

                                ARCADIA PROPERTY

Those portions of Lots 1 and 5 of Tract 949 in the City of Arcadia, County of Los Angeles, State of California as shown on map recorded in Book 17, Page 13 of Maps, in the Office of the County Recorder of said County described as follows:

Beginning at the Southeast corner of Parcel Map No. 4625, as shown on map recorded in Book 51, Page 50 of Parcel Maps in the Office of said County Recorder, being a point on the North line of Huntington Drive, 195.00 feet in width; thence along the Easterly and Northeasterly Boundary of said Parcel Map as follows: North 3 degrees 53 minutes 00 seconds East 475.68 feet to the beginning of a tangent curve concave to the East through a central angle of 15 degrees 31 minutes 48 seconds an arc distance of 325.26 feet; thence tangent to said curve North 19 degrees 24 minutes 48 seconds East 534.43 feet to the beginning of a tangent curve concave to the West and having a radius of 350.00 feet; thence Northerly and Northwesterly along said curve through a central angle of 71 degrees 22 minutes 48 seconds an arc distance of 436.03 feet; thence tangent to said curve North 51 degrees 58 minutes 00 seconds West 873.36 feet; thence continuing along said boundary of Parcel Map No. 4626 North 66 degrees 58 minutes 00 seconds West 154.55 feet and North 51 degrees 58 minutes 00 seconds West 437.83 feet to the most Northerly corner of said Parcel Map, being a point on the Southeasterly line of Baldwin Avenue, 100.00 feet in width; thence Northeasterly along said Southeasterly line of Baldwin Avenue, as it now exists, to the intersection with the Westerly prolongation of the Southerly boundary line of Tract No. 15318 as shown on map recorded in Book 427 pages 34 and 35 of said maps, shown thereon as having a bearing of North 88 degrees 57 minutes 33 seconds: East; thence North 88 degrees 57 minutes 33 seconds East along said Southerly boundary line to the angle point in the Southerly line of Lot 38 of said Tract No. 15318; thence continuing along the boundary line of said Tract No. 15318, and the Southerly boundary line of Tract No. 14940 as shown on map recorded in Book 350, Pages 48 to 50 inclusive of said maps North 68 degrees 46 minutes 53" East 2265.62 feet to the most Easterly corner of Lot 81 of said Tract No. 14940, being a point on the Southwesterly line of COLORADO PLACE; thence South 30 degrees 33 minutes 16 seconds East 2171.20 feet along said Southwest line of COLORADO PLACE, 80.00 feet in width, as it now exists, to the beginning of a tangent curve therein, concave to the Northeast and having a radius of 756.78 feet; thence Southeasterly along said curve 554.82 feet to the intersection with the curved Northwesterly line of Huntington Drive, 80.00 feet in width, said curve being concave to the Southeast having a radius of 995.37 feet; thence Southwesterly along said curve 607.48 feet, thence Southwesterly along the Northwesterly line of said Huntington Drive, as it now exists, 2843.30 feet to the beginning of a tangent curve therein concave to the Northwest and having a radius of 925.20 feet; thence Southwesterly and Westerly along said curve 883.99 feet; thence Westerly along the Northerly line of said Huntington Drive, as it now exists to the point of beginning.

Excepting therefrom Parcel 1 of Parcel Map No. 15852 as per map filed in Book 179, Pages 93 and 94 of Parcel Maps, records of said County.

ALSO EXCEPTING THEREFROM THE FOLLOWING PROPERTY (THE "DELETED PARCEL"):

ALL THAT PORTION OF LOT 5 OF TRACT NO. 949, IN THE CITY OF ARCADIA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 17, PAGE 13 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEASTERLY CORNER OF PARCEL 4 OF PARCEL MAP NO. 6374, AS PER MAP FILED IN BOOK 89 PAGE 77 OF PARCEL MAPS, SAID CORNER ALSO LYING ON THE NORTHERLY RIGHT-OF-WAY LINE OF HUNTINGTON DRIVE, 195.00 FEET IN WIDTH; THENCE NORTHERLY ALONG THE EASTERLY LINE OF SAID PARCEL 4 OF PARCEL MAP 6374, NORTH 03 DEGREES 53 MINUTES 00 SECONDS EAST 150.00 FEET TO THE TRUE POINT OF BEGINNING.

THENCE CONTINUING NORTHERLY ALONG SAID EASTERLY LINE, NORTH 03 DEGREES 53 MINUTES 00 SECONDS EAST 242.38 FEET; THENCE DEPARTING FROM SAID EASTERLY LINE NORTH 41 DEGREES 26 MINUTES 00 SECONDS EAST 40.33 FEET; THENCE NORTH 11 DEGREES 26 MINUTES 00 SECONDS EAST 355.84 FEET; THENCE NORTH 78 DEGREES 34 MINUTES 00 SECONDS WEST 32.04 FEET TO A POINT ON THE EASTERLY LINE OF SAID PARCEL 4 AND THE BEGINNING OF A NON-TANGENT CURVE CONCAVE EASTERLY, HAVING A RADIUS OF 1200.00 FEET, FROM WHICH THE RADIAL LINE AT THE BEGINNING POINT BEARS NORTH 71 DEGREES 21 MINUTES 40 SECONDS WEST; THENCE NORTHERLY ALONG THE EASTERLY BOUNDARY OF PARCELS 3 AND 4 OF SAID PARCEL MAP NO. 6374, THE FOLLOWING COURSES: ALONG THE ARC OF SAID CURVE THROUGH A CENTRAL ANGLE OF 00 DEGREES 46 MINUTES 28 SECONDS, AN ARC DISTANCE OF 16.22 FEET TO A TANGENT LINE, NORTH 19 DEGREES 24 MINUTES 48 SECONDS EAST 534.43 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 350.00 FEET, NORTHWESTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 71 DEGREES 22 MINUTES 48 SECONDS, AN ARC DISTANCE OF
436.04 FEET TO A TANGENT LINE, AND NORTH 51 DEGREES 58 MINUTES 00 SECONDS WEST
106.76 FEET; THENCE LEAVING SAID EASTERLY LINE OF PARCEL 3 OF PARCEL MAP 6374, SOUTH 78 DEGREES 34 MINUTES 00 SECONDS EAST 104.85 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE SOUTHWESTERLY, HAVING A RADIUS OF 350.00 FEET; THENCE SOUTHEASTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 90 DEGREES 00 MINUTES 00 SECONDS, AN ARC DISTANCE OF 549.78 FEET TO A TANGENT LINE; THENCE SOUTH 11 DEGREES 26 NORTH 00 SECONDS WEST 1186.97 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHWESTERLY, HAVING A RADIUS OF 25.00 FEET; THENCE SOUTHWESTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 82 DEGREES 26 MINUTES 00 SECONDS, AN ARC DISTANCE OF 35.97 FEET TO A TANGENT LINE; THENCE NORTH 86 DEGREES 08 MINUTES 00 SECONDS WEST 181.99 FEET TO THE TRUE POINT OF BEGINNING. AN AREA CONSISTING OF APPROXIMATELY 7.2 ACRES, MORE OR LESS.

UPON RECORDATION OF P.M. 23862, THE DELETED PARCEL WILL BE KNOWN AS:

PARCEL 4 OF PARCEL MAP 23862, IN THE CITY OF ARCADIA, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA.

Subject to Easements of Record.

                                   EXHIBIT C

                               OWNER'S EMPLOYEES

       John Goodwin   -        Property Manager - Shopping Centers
       Julie Jones    -        Clerk Administration  - Shopping Centers
       Kyle McDonald  -        Property Manager - Office Buildings
       Lina Wu        -        Property Accountant
       Stan Pearson   -        Head Building Engineer - Office Buildings
       Robert Ritchie -        Building Engineer - Office Buildings

                                   EXHIBIT D

                      MANAGER'S EMPLOYEES AND HOURLY RATES

       Glenn L. Carpenter........ $175.00
       Donald G. Herrman.........   87.00
       Robert A. Dewey...........   61.00
       Cecelia A. Consiglio......   42.00
       Wynne M. Fox..............   28.00
       Pamela L. Laipple.........   42.00
       Jason J. Saito............   37.00
       Deborah D. Scott..........   23.00
       Cindy L. Smith............   36.00
       Mary Ann Spurbeck.........   29.00

                                      D-1